Exhibit 99.1


                 McDermott Reports First Quarter 2004 Results;
              Net Loss of $10.9 million, $0.17 per diluted share, includes B&W settlement revaluation benefit of $2.7 million after tax

    NEW ORLEANS--(BUSINESS WIRE)--May 10, 2004--McDermott International Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported a net loss from operations of $10.9 million, or $0.17 per diluted share, for the first quarter of 2004, compared to income from continuing operations of $29.6 million, or $0.46 per diluted share, for the corresponding period in 2003. Net income for the first quarter of 2003 was $35.5 million, or $0.55 per diluted share, which included income from discontinued operations of $2.2 million and the cumulative effect of an accounting change of $3.7 million. Additionally, in 2003, both income from continuing operations and net income included a benefit of $23.6 million, after tax, in the quarterly adjustment related to the estimated costs of The Babcock & Wilcox Company ("B&W") Chapter 11 settlement compared to only $2.7 million in 2004. Weighted average common shares outstanding on a fully diluted basis were approximately 65.3 million and 65.1 million for March 31, 2004 and March 31, 2003, respectively.
    Revenues in the first quarter of 2004 were $499.3 million, compared to $512.7 million in the corresponding period in 2003. The change in revenues is due to reduced activity at J. Ray McDermott, S.A. and its subsidiaries ("J. Ray"), partially offset by increased revenues at BWX Technologies Inc. ("BWXT").
    The first quarter 2004 operating loss was $2.1 million, which included $15.3 million of corporate qualified pension expense, compared to first quarter 2003 operating income and corporate qualified pension expense of $13.9 million and $18.0 million, respectively.
    "Our results in the first quarter of 2004 significantly improved sequentially from the fourth quarter 2003, but declined versus a year ago, as the reduced activity level at J. Ray resulted in fixed operating costs that weren't fully absorbed by our projects," said Bruce W. Wilkinson, chairman of the board and chief executive officer of McDermott. "We continue to be optimistic that the remaining projects in loss positions at J. Ray will soon be behind us, and we were pleased that there were no additional charges on these projects during the first quarter. Further, we expect that new projects will be added to J. Ray's backlog, and J. Ray will manage its costs to reflect an expected decrease in revenues in 2004. In addition, due to the various tax jurisdictions where we operate, approximately 45 percent of our total net loss related to provision for income taxes."
    The Company's other expense for the first quarter of 2004 was $3.9 million, compared to other income of $22.7 million in the first quarter of 2003. The year-over-year decline is primarily due to a $21.7 million reduction, pretax, in the quarterly adjustment related to the estimated costs of the B&W Chapter 11 settlement. This revaluation will continue to fluctuate on a quarterly basis and is largely dependent on the quarterly price movement in McDermott's stock price. Provision for income taxes was $4.9 million in the first quarter 2004, compared to $7.0 million in the first quarter 2003.

    RESULTS OF OPERATIONS
    2004 First Quarter Compared to 2003 First Quarter

    Marine Construction Services Segment ("J. Ray")

    Revenues in the Marine Construction Services segment were $365.8 million in the 2004 first quarter, a decrease of $29.2 million from a year ago. The year-over-year reduction resulted from decreased activity on fabrication and marine installation projects in the Middle East and Asia Pacific regions.
    Segment loss for the 2004 first quarter was $3.6 million compared to a segment income in the first quarter 2003 of $16.6 million. Major projects contributing income to the 2004 first quarter were the project in Azerbaijan for the AIOC, a pipelay project for Shell in the Gulf of Mexico, and fabrication projects for BP in Morgan City, La., offset by lower overall activity at J. Ray available to cover fixed operating costs. Selling, general and administrative expenses were $23.4 million, compared to $18.3 million in the 2003 first quarter.
    At March 31, 2004, J. Ray's backlog of $1.3 billion included $69 million related to uncompleted work on the Front Runner spar, $14 million on the Belanak project and $19 million related to the Carina Aries project. J. Ray's backlog was $1.4 billion and $2.0 billion at Dec. 31, 2003 and March 31, 2003, respectively.

    Government Operations Segment ("BWXT")

    Revenues in the Government Operations segment increased $15.8 million to $133.5 million in the 2004 first quarter, primarily due to higher volumes from the manufacture of nuclear components for certain U.S. government programs.
    Segment income decreased $3.9 million to $19.7 million in the 2004 first quarter, primarily due to a $3.3 million benefit received during the first quarter of 2003 related to a contract settlement and an aggregate of $3.6 million in the first quarter of 2004 related to increased bid and proposal costs, higher selling, general and administrative costs and a reduction in equity income from investees.
    "BWXT continues to produce strong operating and financial results," added Wilkinson. "Although the operating income in the 2004 quarter was down slightly compared to a year ago, we continue to expect BWXT to produce improved results year-over-year on a comparable basis."
    At March 31, 2004, BWXT's backlog was $1.7 billion, compared to backlog of $1.8 billion and $1.6 billion at Dec. 31, 2003 and March 31, 2003, respectively.

    Corporate

    Unallocated corporate expenses were $18.3 million in the 2004 first quarter, a decrease of $8.1 million compared to the 2003 first quarter, primarily due to a $2.7 million reduction in corporate qualified pension plan expense, reduced costs at all corporate cost centers and increased allocation of corporate costs to the operating segments.

    Other Income and Expense

    Net interest expense was $7.5 million in the 2004 first quarter compared to $2.7 million in the 2003 first quarter, due to the issuance of J. Ray's 11 percent senior secured notes in December 2003.
    During the 2004 first quarter, revaluation of certain components of the estimated settlement cost related to the Chapter 11 proceedings involving B&W resulted in a decrease in the estimated cost of the settlement to $125.3 million, resulting in the recognition of other income of $2.4 million ($2.7 million after tax). The decrease in the first quarter 2004 estimated settlement cost is due primarily to a decrease in the trading price of McDermott's common stock from $11.95 per share at Dec. 31, 2003 to $8.39 per share at March 31, 2004. As discussed in the Company's annual report on Form 10-K for the year ended Dec. 31, 2003, the Company is required to revalue certain components of the estimated settlement cost quarterly and at the time the securities are issued, assuming the settlement is finalized.
    Provision for income taxes during the first quarter of 2004 was $4.9 million, compared to $7.0 million during the first quarter of 2003. Despite the Company's consolidated pretax loss from operations, the Company recognized a net provision for income taxes, reflecting the tax obligations in many of the jurisdictions in which it operates, combined with its inability to recognize tax benefits in several jurisdictions where losses were incurred.

    DISCONTINUED OPERATIONS

    In August 2003, the Company completed the sale of Menck GmbH
("Menck"), formerly a component of the Marine Construction Services segment. Accordingly, the Company has reported the results of operations for Menck as discontinued operations. In the first quarter 2003, the Company recorded income of $2.2 million, after tax, associated with the operations of Menck.

    THE BABCOCK & WILCOX COMPANY

    The Company wrote off its remaining investment in B&W of $224.7 million during the second quarter of 2002 and has not consolidated B&W with McDermott's financial results since B&W's Chapter 11 bankruptcy filing in February 2000. B&W's revenues were $377.1 million in the first quarter of 2004, a decrease of $3.9 million compared to the first quarter of 2003. B&W's net income for the 2004 first quarter was $24.2 million, an increase of $10.8 million versus the corresponding period in 2003.

    LIQUIDITY

    On a consolidated basis, the Company incurred negative cash flows for the first quarter of 2004. J. Ray expects to incur negative cash flow from operations during two of the remaining three quarters in 2004, due to the cash outflow on the three spar projects, the Carina Aries project and the Belanak project, for which substantial income statement expenses have already been recorded. The Company expects negative cash flow on a consolidated basis for one of the remaining three quarters in 2004, reflecting J. Ray's negative cash flow.
    Completion of these projects has and will continue to put a strain on J. Ray's current liquidity. J. Ray intends to fund its negative cash flow in 2004 with cash on hand, including cash expected to be made available when it obtains a new letter-of-credit facility, as well as through sales of non-strategic assets.
    In December 2003, J. Ray issued $200 million of 11 percent, senior secured notes due 2013, however over half of the proceeds from these notes are currently restricted, to collateralize letters of credit and a temporary interest reserve. J. Ray is currently negotiating a secured, $75 million letter-of-credit facility. This facility, if fully utilized, would enable J. Ray to replace most of the approximately $80 million of existing letters of credit which are currently cash collateralized.
    J. Ray's ability to obtain a new letter-of-credit facility will depend on numerous factors, including market conditions, J. Ray's performance and the negotiation of acceptable terms and conditions. In addition, J. Ray's ability to use the proceeds from sales of assets to fund its working capital requirements is limited under the terms of the indenture governing its senior secured notes. If J. Ray is unable to obtain a new letter of credit facility or a sufficient amount of available proceeds from sales of non-strategic assets, J. Ray's ability to pursue additional projects, which often require letters of credit, and its liquidity, will be adversely impacted. These factors continue to cause substantial doubt about J. Ray's ability to continue as a going concern. As of May 6, 2004, J. Ray had approximately $68 million of unrestricted cash available.

    POTENTIAL RECOVERIES

    As indicated in its March 1, 2004 press release, the Company believes that it has the opportunity to recover in future periods up to $25 million of the losses it recorded during 2003. McDermott is pleased to announce that since March 1, 2004, J. Ray has negotiated approximately $17 million of its potential recoveries. Approximately $5 million was included in its results for the first quarter 2004 and the remaining $12 million will be recorded in the appropriate future periods.

    OTHER INFORMATION
    About the Company

    McDermott International Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include our expectations regarding completion of the three remaining contracts in loss positions, statements relating to the proposed settlement of the B&W Chapter 11 proceedings, statements regarding potential recoveries and statements relating to our liquidity and J. Ray's financing plans. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report for the year ended Dec. 31, 2003 and its 2004 quarterly report filed with the Securities and Exchange Commission.




Conference Call to Discuss 2004 First Quarter Earnings Release
--------------------------------------------------------------
Date:         Tuesday, May 11, 2004, at 10:00 a.m. EDT (9:00 a.m. CDT)

Live Webcast: Investor Relations section of Web site at
              www.mcdermott.com

Replay: Available for two weeks in the investor relations section of www.mcdermott.com


                     McDERMOTT INTERNATIONAL INC.
          CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                              Three Months Ended
                                                  March 31,
                                            2004            2003
                                        -------------- ---------------
                                                 (Unaudited)
                                          (In thousands, except per
                                                share amounts)
Revenues                                     $499,334        $512,737
----------------------------------------------------------------------
Costs and Expenses:
  Cost of operations                          465,568         465,507
  Selling, general and administrative
   expenses                                    43,592          41,183
----------------------------------------------------------------------
                                              509,160         506,690
----------------------------------------------------------------------
Equity in Income of Investees                   7,743           7,888
----------------------------------------------------------------------
Operating Income (Loss)                        (2,083)         13,935
----------------------------------------------------------------------
Other Income (Expense):
  Interest income                                 948             980
  Interest expense                             (8,471)         (3,659)
  Reduction in estimated cost of The
   Babcock & Wilcox Company bankruptcy
   settlement                                   2,411          24,071
  Other-net                                     1,203           1,335
----------------------------------------------------------------------
  Total Other Income (Expense)                 (3,909)         22,727
----------------------------------------------------------------------
Income (Loss) from Continuing
 Operations before Provision for Income
 Taxes and Cumulative Effect of
 Accounting Change                             (5,992)         36,662

Provision for Income Taxes                      4,875           7,037
----------------------------------------------------------------------
Income (Loss) from Continuing
 Operations before Cumulative Effect of
 Accounting Change                            (10,867)         29,625

Income from Discontinued Operations                 -           2,211
----------------------------------------------------------------------
Income (Loss) before Cumulative Effect
 of Accounting Change                         (10,867)         31,836

Cumulative Effect of Accounting Change              -           3,710
----------------------------------------------------------------------
Net Income (Loss)                            $(10,867)        $35,546
----------------------------------------------------------------------
Earnings (Loss) per Common Share:
  Basic
     Income (Loss) from Continuing
      Operations before Cumulative
      Effect of Accounting Change              $(0.17)          $0.47
     Income from Discontinued
      Operations                                   $-           $0.03
     Cumulative Effect of Accounting
      Change                                       $-           $0.06
     Net Income (Loss)                         $(0.17)          $0.56
  Diluted
     Income (Loss) from Continuing
      Operations before Cumulative
      Effect of Accounting Change              $(0.17)          $0.46
     Income from Discontinued
      Operations                                   $-           $0.03
     Cumulative Effect of Accounting
      Change                                       $-           $0.06
     Net Income (Loss)                         $(0.17)          $0.55
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL INC.
          CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                              Three Months Ended
                                                  March 31,
                                            2004            2003
                                        -------------- ---------------
                                                 (Unaudited)
Weighted Average Shares
  Basic                                    65,272,103      63,469,672
  Diluted                                  65,272,103      65,056,267
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL INC.
                     SELECTED SEGMENT INFORMATION

                                             Three Months Ended
                                                  March 31,
                                             2004           2003
                                        -------------- --------------
                                          (Unaudited; in thousands)
REVENUES
    Marine Construction Services             $365,808       $395,040
    Government Operations                     133,529        117,708
    Adjustments and Eliminations                   (3)           (11)
---------------------------------------------------------------------
        TOTAL                                $499,334       $512,737
---------------------------------------------------------------------

SEGMENT INCOME (LOSS)
    Marine Construction Services              $(3,601)       $16,640
    Government Operations                      19,709         23,625
    Power Generation Systems                      111             34
---------------------------------------------------------------------
                                               16,219         40,299
    Corporate                                 (18,302)       (26,364)
---------------------------------------------------------------------
        TOTAL                                 $(2,083)       $13,935
---------------------------------------------------------------------

EQUITY IN INCOME FROM INVESTEES:
    Marine Construction Services               $1,163           $308
    Government Operations                       6,247          7,356
    Power Generation Systems                      333            224
---------------------------------------------------------------------
        TOTAL                                  $7,743         $7,888
---------------------------------------------------------------------

DEPRECIATION & AMORTIZATION
    Marine Construction Services               $5,210         $5,492
    Government Operations                       3,091          3,152
    Power Generation Systems                        -              3
    Corporate                                     625            741
---------------------------------------------------------------------
        TOTAL                                  $8,926         $9,388
---------------------------------------------------------------------

CAPITAL EXPENDITURES
    Marine Construction Services               $1,749         $7,747
    Government Operations                       1,906          2,142
    Power Generation Systems                        -              -
    Corporate                                       -              6
---------------------------------------------------------------------
        TOTAL                                  $3,655         $9,895
---------------------------------------------------------------------

BACKLOG
    Marine Construction Services           $1,266,637     $2,049,698
    Government Operations                   1,713,984      1,589,093
---------------------------------------------------------------------
        TOTAL                              $2,980,621     $3,638,791
---------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                ASSETS


                                      March 31,           December 31,
                                        2004                  2003
                                     (Unaudited)
                                               (In thousands)
Current Assets:
   Cash and cash equivalents           $131,821              $174,790
   Restricted cash and cash
    equivalents                         161,464               180,480
   Accounts receivable - trade,
    net                                 190,321               195,073
   Accounts receivable from The
    Babcock & Wilcox Company             12,013                 6,192
   Accounts and notes receivable -
    unconsolidated affiliates             9,391                14,024
   Accounts receivable - other           41,416                38,296
   Contracts in progress                 86,340                69,485
   Deferred income taxes                  3,961                 4,168
   Other current assets                  18,114                16,019
----------------------------------------------------------------------

   Total Current Assets                 654,841               698,527
----------------------------------------------------------------------

Property, Plant and Equipment         1,233,524             1,244,222
   Less accumulated depreciation        877,340               880,460
----------------------------------------------------------------------
   Net Property, Plant and
    Equipment                           356,184               363,762
----------------------------------------------------------------------
Investments                              42,817                42,800
----------------------------------------------------------------------
Goodwill                                 12,926                12,926
----------------------------------------------------------------------
Prepaid Pension Costs                    18,703                18,722
----------------------------------------------------------------------
Other Assets                            119,481               112,137
----------------------------------------------------------------------
   TOTAL                             $1,204,952            $1,248,874
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                 LIABILITIES AND STOCKHOLDERS' DEFICIT

                                              March 31,     Dec. 31,
                                                2004          2003
                                             ----------    ----------
                                             (Unaudited)
                                                  (In thousands)
Current Liabilities:
   Notes payable and current maturities
    of long-term debt                          $16,127       $37,217
   Accounts payable                            173,547       146,665
   Accounts payable to The Babcock &
    Wilcox Company                              49,973        42,137
   Accrued employee benefits                    56,479        69,923
   Accrued liabilities - other                 157,791       166,129
   Accrued contract cost                        48,933        69,928
   Advance billings on contracts               157,017       176,105
   U.S. and foreign income taxes payable        12,660        14,727
----------------------------------------------------------------------
     Total Current Liabilities                 672,527       722,831
----------------------------------------------------------------------
Long-Term Debt                                 278,139       279,682
----------------------------------------------------------------------
Accumulated Postretirement Benefit
 Obligation                                     26,728        26,861
----------------------------------------------------------------------
Self-Insurance                                  76,608        60,737
----------------------------------------------------------------------
Pension Liability                              324,324       311,393
----------------------------------------------------------------------
Accrued Cost of The Babcock & Wilcox
 Company Bankruptcy Settlement                  98,505       100,916
----------------------------------------------------------------------
Other Liabilities                              103,691       109,631
----------------------------------------------------------------------

Commitments and Contingencies.

Stockholders' Deficit:
   Common stock, par value $1.00
    per share, authorized
    150,000,000 shares; issued
    68,627,264 at March 31, 2004 and
    68,129,390 at December 31, 2003             68,627        68,129
   Capital in excess of par value            1,107,834     1,105,828
   Accumulated deficit                      (1,133,414)   (1,122,547)
   Treasury stock at cost, 2,267,163
    shares at March 31, 2004 and
    2,061,407 at December 31, 2003             (64,582)      (62,792)
   Accumulated other comprehensive loss       (354,035)     (351,795)
----------------------------------------------------------------------
     Total Stockholders' Deficit              (375,570)     (363,177)
----------------------------------------------------------------------
TOTAL                                       $1,204,952    $1,248,874
----------------------------------------------------------------------


                     McDERMOTT INTERNATIONAL INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Three Months Ended
                                                       March 31,
                                                     2004      2003
                                                   --------- ---------
                                                      (Unaudited)
                                                     (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                                  $(10,867)  $35,546
----------------------------------------------------------------------
Adjustments to reconcile net income (loss) to net
 cash used in operating activities:
   Depreciation and amortization                      8,926     9,388
   Income or loss of investees, less dividends       (3,873)   (4,136)
   Gain on asset disposals and impairments - net       (641)   (1,063)
   Provision for (benefit from) deferred taxes       (1,205)    1,327
   Reduction in estimated cost of The Babcock &
    Wilcox Company bankruptcy settlement             (2,411)  (24,071)
   Cumulative effect of accounting change                 -    (3,710)
   Other                                               (198)    1,410
   Changes in assets and liabilities, net of
    effects of acquisitions and divestitures:
      Accounts receivable                            (1,887)  (76,631)
      Net contracts in progress and advance
       billings                                     (35,903)   19,729
      Accounts payable                               34,712     5,415
      Accrued and other current liabilities         (28,998)  (41,099)
      Other - net                                     4,938    19,506
----------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES               (37,407)  (58,389)
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in restricted cash and cash
 equivalents                                         19,016   (10,992)
Purchases of property, plant and equipment           (3,655)   (9,895)
Purchases of available-for-sale securities          (14,966) (184,283)
Sales of available-for-sale securities                3,730   116,597
Maturities of available-for-sale securities          11,315   179,108
Proceeds from asset disposals                         1,923     1,063
Other                                                    (1)     (368)
----------------------------------------------------------------------
NET CASH PROVIDED BY INVESTING ACTIVITIES            17,362    91,230
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt                                 -    (9,500)
Decrease in short-term borrowing                    (22,600)  (30,081)
Issuance of common stock                                200       545
Other                                                  (534)    1,469
----------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES               (22,934)  (37,567)
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH                 10         1
----------------------------------------------------------------------
NET DECREASE IN CASH AND CASH EQUIVALENTS           (42,969)   (4,725)
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD    174,790   129,517
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD         $131,821  $124,792
----------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
   Interest (net of amount capitalized)              $1,969    $2,533
   Income taxes - net                               $12,851   $(9,493)
----------------------------------------------------------------------



    CONTACT: McDermott International Inc., Houston
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com